Exhibit 99.1

Invacare Corporation Announces President and Chief Operating Officer
Gerald Blouch as Interim Chief Financial Officer

ELYRIA, Ohio--(BUSINESS WIRE)--Invacare Corporation (NYSE: IVC) today announced that chief financial officer, Gregory Thompson, has informed the Company of his decision to leave the Company for another opportunity. Mr. Thompson has agreed to continue on in his current capacity through March 1st, at which time Gerald Blouch, president and chief operating officer, will assume the additional responsibilities as acting chief financial officer.

Mr. Blouch joined Invacare in 1990 as chief financial officer. He became chief operating officer in 1993 and later was named president as well. Beginning immediately, Invacare will undertake a search for candidates to assume the role of chief financial officer on a permanent basis.

“We wish Greg well and thank him for his contributions to the success of our Company,” said A. Malachi Mixon, III, chairman and chief executive officer of Invacare Corporation. “We are sure he will be successful in his new endeavor.”

The Company also reaffirmed its guidance for the year of adjusted earnings per sharea of $1.15 to $1.25, which includes a third quarter one-time German tax benefit of $0.20 per share. The normal quarterly conference call will be held no later than the week of February 4th with Messrs. Mixon, Thompson and Blouch in attendance.

aAdjusted earnings per share is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company’s debt refinancing divided by weighted average shares outstanding – assuming dilution.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 5,700 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”,” believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payer reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreement or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Contacts

Invacare Corporation
Investor Inquiries:
Greg Thompson, 440-329-6111